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                                                                   EXHIBIT 10.28

                                  STAPLES, INC.

POLICY ON THE PERSONAL USE OF CORPORATE AIRCRAFT:

The Company's Chief Executive Officer ("CEO") shall be permitted to use the Company's aircraft for personal use so long as the incremental hourly cost of the CEO's use of the aircraft is treated as compensation income to the CEO. Subject to the prior approval of the CEO, the Chairman of the Board, a Vice Chairman and executives serving on the Company's Leadership Team (or any successor executive group) may also use the Company's aircraft for personal use so long as the incremental hourly cost of the executive's use of the aircraft is treated as compensation income to the individual.